As filed with the Securities and Exchange Commission on August 22, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BankFinancial Corporation

(Exact Name of Registrant as Specified in its Charter)

Maryland	(Applied for)
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road

Burr Ridge, IL 60527

(Address of Principal Executive Offices)

F. Morgan Gasior

15W060 North Frontage Road

Burr Ridge, IL 60527

(Name and Address of Agent for Service)

BankFinancial and Subsidiaries

Associate Investment Plan

(Full Title of the Plan)

Copies to:

F. Morgan Gasior	Ned Quint, Esquire
Chairman of the Board, Chief Executive	Luse Gorman Pomerenk & Schick, P.C.
Officer and President	5335 Wisconsin Avenue, N.W., Suite 400
BankFinancial Corporation	Washington, D.C. 20015
15W060 North Frontage Road	(202) 274-2000
Burr Ridge, IL 60527
(800) 894-6900

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   :

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
401(k) Participation Interests	(1)	—	—	(2)

(1)	Represents an indeterminate number of interests in the BankFinancial and Subsidiaries Associate Investment Plan.

(2)	Pursuant to Rule 457(h)(3) no registration fee is required to be paid.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.

Items 1 and 2.	Plan Information and Registrant Information and Employee Plan Annual Information

This Registration Statement relates to the registration of an indeterminate number of participation interests in the BankFinancial and Subsidiaries Associate Investment Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement have been or will be sent or given to participants in the Plan, as specified by Securities Act Rule 428(b)(1).

Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

PART II.

Item 3.	Incorporation of Documents by Reference

The following documents previously or concurrently filed by BankFinancial Corporation (the “Company”) with the Commission are hereby incorporated by reference in this Registration Statement:

a) The Company’s Prospectus containing audited financial statements of BankFinancial MHC, Inc. at December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 (Commission File No. 333-119217) filed with the Commission on April 29, 2005 pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

b) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (Commission File No. 000-51331), filed with the Commission on May 27, 2005;

c) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 (Commission File No. 000-51331), filed with the Commission on August 5, 2005

d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the quarterly period covered by the Quarterly Report on Form 10-Q referred to in (b) above; and

e) The description of the Company’s common stock contained in the Registration Statement on Form 8-A (Commission File No. 000-51331) filed by the Company with the Commission under the Securities Act on May 26, 2005, and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

The Company shall furnish without charge to each person to whom the prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to F. Morgan Gasior, Chairman of the Board, Chief Executive Officer and President, BankFinancial Corporation, 15W060 North Frontage Road, Burr Ridge, IL 60527, telephone number (800) 894-6900.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

Articles 12 and 13 of the Articles of Incorporation of BankFinancial Corporation, a Maryland corporation (the “Corporation”), set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

Article 12. Indemnification.

Section A. Indemnification. The Corporation: (1) shall indemnify its current and former Directors (including any Director who was or is also an officer of the Corporation), whether serving the Corporation or at its request serving any other entity, including, without limitation, any subsidiary or other affiliate of the Corporation, to the fullest extent required or permitted by the MGCL (but, in the case of any amendment to the MGCL, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), including the advancement of expenses under procedures permitted or required by applicable law and to the fullest extent permitted by applicable law; (2) shall indemnify (including the advancement of expenses under procedures permitted or required by applicable law) its current and former officers to the fullest extent, consistent with applicable law, as may be required in a contract approved by the Board of Directors pursuant to a resolution approved by a majority of Directors then in office, or as may be required the Bylaws of the Corporation; and (3) may, to the extent not required pursuant to paragraph (2) of this Section A of this Article 12, indemnify (including the advancement of expenses under procedures permitted or required by applicable law) current and former officers and other employees and agents of the Corporation as may be authorized by the Board of Directors in the specific case and permitted by applicable law or the Bylaws of the Corporation; provided, however, that, except as provided in Section B of this Article 12 with respect to proceedings to enforce rights to indemnification or in a contract approved by the Board of Directors pursuant to a resolution approved by a majority of Directors then in office, the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors pursuant to a resolution approved by a majority of the Directors then in office.

Section B. Procedure. If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 30 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit against the Corporation. It shall be a defense to any action for advancement of expenses that the Corporation has not received both: (1) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct for indemnification has not been met; and (2) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by an indemnitee to whom the Corporation has not agreed to advance expenses, be a defense to such suit. In any suit brought by the indemnitee to enforce any right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise, shall be on the Corporation.

Section C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Charter, the Bylaws of the Corporation, any contract, agreement, vote of stockholders or disinterested Directors, or otherwise.

Section D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself or any Director, officer, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

Section E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually and unconditionally received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any repeal or modification of this Article 12 shall not in any way diminish any rights of any person to indemnification or advancement of expenses of or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article is in force.

Article 13. Limitation of Liability.

An officer or Director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages except: (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and Directors of the Corporation shall be further eliminated or limited to the fullest extent permitted by MGCL, as so amended. Any repeal or modification of this Article 13 by the stockholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of such repeal or modification.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Exhibit 5

10	BankFinancial and Subsidiaries Associate Investment Plan	Exhibit 10

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C.	Contained in Exhibit 5

23.2	Consent of Crowe Chizek and Company LLC.	Exhibit 23.2

24	Power of Attorney.	Contained on Signature Page

99	Prospectus Supplement	**

*	Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (Commission File No. 333-119217), originally filed by the Company under the Securities Act of 1933 with the Commission on September 23, 2004, and all amendments or reports filed for the purpose of updating such description.

**	Incorporated by reference to the Prospectus Supplement (Commission File No. 333-119217) filed by the Company under the Securities Act of 1933 with the Commission on April 26, 2005.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burr Ridge, State of Illinois, on this 19th day of August, 2005.

BANKFINANCIAL CORPORATION

By:	\s\ F. Morgan Gasior
F. Morgan Gasior, Chairman of the Board, Chief Executive Officer and President (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of BankFinancial Corporation (the “Company”) hereby severally constitute and appoint F. Morgan Gasior, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said F. Morgan Gasior may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of participation interests in the BankFinancial and Subsidiaries Associate Investment Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said F. Morgan Gasior shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

\s\ F. Morgan Gasior F. Morgan Gasior	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	August 19, 2005

\s\ Paul A. Cloutier Paul A. Cloutier	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 19, 2005

\s\ Kenneth Cmiel Kenneth Cmiel	Director	August 19, 2005

\s\ Patrick I. Hartnett Patrick I. Hartnett	Director	August 19, 2005

\s\ John M. Hausmann John M. Hausmann	Director	August 19, 2005

\s\ Sherwin R. Koopmans Sherwin R. Koopmans	Director	August 19, 2005

\s\ Joseph A. Schudt Joseph A. Schudt	Director	August 19, 2005

\s\ Terry R. Wells Terry R. Wells	Director	August 19, 2005

THE PLAN. Pursuant to requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burr Ridge, State of Illinois, on August 19, 2005.

BANKFINANCIAL AND SUBSIDIARIES ASSOCIATE INVESTMENT PLAN

By:	\s\ F. Morgan Gasior
Name: F. Morgan Gasior
Title: Chairman, Chief Executive Officer and President of BankFinancial, F.S.B., as Administrator of the BankFinancial and Subsidiaries Associate Investment Plan
(Duly authorized representative)

EXHIBIT INDEX

Exhibit Number	Description

4	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (Commission File No. 333-119217), originally filed by the Company under the Securities Act of 1933 with the Commission on September 23, 2004, and all amendments or reports filed for the purpose of updating such description).

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.

10	BankFinancial and Subsidiaries Associate Investment Plan.

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in the opinion included as Exhibit 5).

23.2	Consent of Crowe Chizek and Company LLC.

24	Power of Attorney (contained in the signature page to this Registration Statement).

99	Prospectus Supplement (Incorporated by reference to the Prospectus Supplement (Commission File No. 333-119217) filed by the Company under the Securities Act of 1933 with the Commission on April 26, 2005.)